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                                                                     EXHIBIT 5.2

                                                                   June 30, 2004

Ladies and Gentlemen:

      I am the General Counsel of ENERSIS S.A., a Chilean corporation (the "Company"), and hereby render this opinion in connection with the Company's offer (the "Exchange Offer") to exchange its 7.375% notes due 2014 (the "New Notes") for any and all of its outstanding 7.375% notes due 2014 (the "Old Notes").

      I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments as I have deemed necessary or advisable for the purpose of rendering this opinion.

      Upon the basis of the foregoing, I am of the opinion that:

      A. The Company has been duly incorporated and is validly existing as a publicly held limited liability stock corporation (sociedad anonima abierta) under the laws of the Republic of Chile.

      B. The issuance of the New Notes is within the Company's corporate power.

      C. The New Notes have been duly authorized and, when duly executed, authenticated and delivered in exchange for the Old Notes in accordance with the terms of the Indenture and the Exchange Offer, will be valid and binding obligations of the Company enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and equitable principles of general applicability.

      D. The issuance of the New Notes will not contravene any provision of Chilean law or the charter or corporate governance documents of the Company, or any judgment, order or decree of any Chilean governmental body, agency or court having jurisdiction over the Company.

      I am qualified to practice law in Chile and the foregoing opinion is limited to the laws of Chile.

      I hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Exchange Offer. I also consent to the reference to me under the caption "Legal Matters" in the Prospectus contained in such Registration Statement.

      This opinion is rendered in connection with the above matter and may not be relied upon for any other purpose, except that Deutsche Bank, as Exchange Agent for the Exchange Offer, may rely upon this opinion as if it were addressed directly to it.

                                                   Very truly yours,

                                                   Domingo Valdes
                                                   General Counsel